Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES
APRIL 2014 MONTHLY DIVIDEND AND
MARCH 31, 2014 RMBS PORTFOLIO CHARACTERISTICS

•	April 2014 Monthly Dividend of $0.18 Per Share
•	Estimated Book Value Per Share at March 31, 2014 of $12.47
•	RMBS Portfolio Characteristics as of March 31, 2014

Vero Beach, Fla., April 8, 2014 - Orchid Island Capital, Inc. (the “Company”) (NYSE MKT:ORC) announced that today the Board of Directors declared a monthly cash dividend for the month of April 2014. The dividend of $0.18 per share will be paid April 30, 2014, to holders of record on April 25, 2014, with an ex-dividend date of April 23, 2014.

The Company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust (“REIT”) the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that certain percentages of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

Estimated March 31, 2014 Book Value Per Share

The Company’s estimated book value per share as of March 31, 2014 was $12.47.  The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Common Stock. At March 31, 2014, the Company's preliminary estimated total stockholders' equity was approximately $107.4 million with 8,611,665 Common shares outstanding. These figures and the resulting estimated book value per share are preliminary, subject to change, and subject to review by the Company’s independent registered public accounting firm.

RMBS Portfolio Characteristics

Details of the RMBS portfolio as of March 31, 2014 are presented below. These figures are preliminary and subject to change and, with respect to figures that will appear in the Company’s unaudited financial statements and associated footnotes as of and for the three month period ended March 31, 2014, are subject to  review by the Company’s independent registered public accounting firm.

•	RMBS Assets by Agency
•	Investment Company Act of 1940 Whole Pool Test Results
•	Repurchase agreement exposure by counterparty
•	RMBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon Orchid Island Capital, Inc.’s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2013.

RMBS Valuation Characteristics
(in thousands of $s)
				Percentage	Weighted	Realized
	Current	Fair	Current	of	Average	Mar 2014 CPR
Asset Category	Face	Value	Price	Portfolio	Coupon	(Reported in Apr)
As of March 31, 2014
Adjustable Rate RMBS	$4,323	$4,698	108.66	0.63%	4.10%	0.31%
10-1 Hybrid Rate RMBS	75,770	75,850	100.11	10.14%	2.55%	1.03%
Hybrid Adjustable Rate RMBS	75,770	75,850	100.11	10.14%	2.55%	1.03%
15 Year Fixed Rate RMBS	85,193	89,057	104.54	11.91%	3.40%	3.86%
20 Year Fixed Rate RMBS	100,595	105,731	105.11	14.14%	3.92%	0.52%
30 Year Fixed Rate RMBS	396,556	426,140	107.46	56.99%	4.54%	1.34%
Total Fixed Rate RMBS	582,344	620,928	106.63	83.04%	4.27%	1.58%
Total Pass-through RMBS	662,437	701,476	105.89	93.81%	4.09%	1.50%
Interest-Only Securities	245,702	35,681	14.52	4.77%	4.32%	16.50%
Inverse Interest-Only Securities	77,147	10,600	13.74	1.42%	6.04%	12.11%
Structured RMBS	322,849	46,281	14.34	6.19%	4.71%	14.98%
Total Mortgage Assets	$985,286	$747,757	-	100.00%	4.13%	5.00%

RMBS Assets by Agency			Investment Company Act of 1940 (Whole Pool) Test
(in thousands of $s)			(in thousands of $s)
		Percentage			Percentage
	Fair	of		Fair	of
Asset Category	Value	Portfolio	Asset Category	Value	Portfolio
As of March 31, 2014			As of March 31, 2014
Fannie Mae	$419,299	56.1%	Whole Pool Assets	$608,324	81.4%
Freddie Mac	303,195	40.5%	Non Whole Pool Assets	139,433	18.6%
Ginnie Mae	25,263	3.4%	Total Mortgage Assets	$747,757	100.0%
Total Mortgage Assets	$747,757	100.0%

Repurchase Agreement Exposure By Counterparty
(in thousands of $s)
			Weighted
		% of	Average
	Total	Total	Maturity	Longest
As of March 31, 2014	Borrowings	Debt	in Days	Maturity
Citigroup Global Markets Inc	$154,731	23.8%	19	5/27/2014
Cantor Fitzgerald & Co	80,889	12.4%	19	4/25/2014
Goldman, Sachs & Co	68,871	10.6%	23	4/28/2014
CRT Capital Group, LLC	64,183	9.9%	61	6/30/2014
Mitsubishi UFJ Securities (USA), Inc	59,896	9.2%	31	5/2/2014
Mizuho Securities USA, Inc	42,142	6.5%	12	4/22/2014
South Street Securities, LLC	41,002	6.3%	14	4/24/2014
Suntrust Robinson Humphrey, Inc	39,953	6.1%	11	4/11/2014
KGS-Alpha Capital Markets, L.P	38,055	5.8%	30	5/23/2014
Morgan Stanley & Co	36,822	5.7%	43	5/13/2014
ED&F Man Capital Markets Inc	24,702	3.7%	16	4/16/2014
Total Borrowings	$651,246	100.0%	25	6/30/2014

RMBS Risk Measures
(in thousands of $s)
Mortgage Assets
		Weighted
		Average	Weighted	Weighted	Modeled	Modeled
		Months	Average	Average	Interest	Interest
		To Next	Lifetime	Periodic	Rate	Rate
	Fair	Coupon Reset	Cap	Cap Per Year	Sensitivity	Sensitivity
Asset Category	Value	(if applicable)	(if applicable)	(if applicable)	(-50 BPS)*	(+50 BPS)*
As of March 31, 2014
Adjustable Rate RMBS	$4,698	2	10.16%	2.00%	$8	$(16)
Hybrid Adjustable Rate RMBS	75,850	107	7.55%	2.00%	2,002	(2,326)
Total Fixed Rate RMBS	620,928	n/a	n/a	n/a	14,931	(18,429)
Total Pass-through RMBS	701,476	n/a	n/a	n/a	16,941	(20,771)
Interest-Only Securities	35,681	n/a	n/a	n/a	(5,794)	5,000
Inverse Interest-Only Securities	10,600	-	2.42%	n/a	(513)	(135)
Structured RMBS	46,281	n/a	n/a	n/a	(6,308)	4,865
Total Mortgage Assets	$747,757	n/a	n/a	n/a	$10,634	$(15,906)
Funding Hedges
					Modeled	Modeled
					Interest	Interest
			Average	Hedge	Rate	Rate
			Notional	Period	Sensitivity	Sensitivity
			Balance	End Date	(-50 BPS)*	(+50 BPS)*
Eurodollar Futures Contracts - Short Positions			$391,600	Dec-2018	$(7,868)	$9,355
Payer Swaption			100,000	Mar-2020	(842)	1,542
Grand Total					$1,924	$(5,009)

*
Modeled results from Citigroup Global Markets, Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR OAS. These results are for illustrative purposes only and actual results may differ materially.

Contact:

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400